BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC
                               40 WEST 57TH STREET
                               NEW YORK, NY 10019

                     COLUMBIA MANAGEMENT DISTRIBUTORS, INC.
                              ONE FINANCIAL CENTER
                                BOSTON, MA 02111



                                                                   July 24, 2006



VIA FACSIMILE AND EDGAR
-----------------------

Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C.  20549
Attention:        Laura Hatch

Re:      BACAP Alternative Multi-Strategy Fund, LLC (the "Fund")
         File Nos. 333-101056 and 811-21252

Dear Ms. Hatch:

         Pursuant to Rule 461 under the Securities Act of 1933, as amended (the "Act"), the Fund, together with its principal underwriter, Columbia Management Distributors, Inc., hereby requests acceleration of the effectiveness under the Act of the Fund's Registration Statement on Form N-2 (file numbers referenced above) to July 25, 2006 or as soon thereafter as is practicable.


                            [SIGNATURE PAGE FOLLOWS.]



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         Please call Paula Ingram of Ropes & Gray at (617) 951-7007 if you have any questions regarding the above.


                                    BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC

                                    By:    /s/ David Hohmann
                                         ----------------------------------
                                    Name:  David Hohmann
                                    Title: Senior Vice President and Treasurer

                                    COLUMBIA MANAGEMENT DISTRIBUTORS, INC.

                                    By:    /s/ Frederick Berretta
                                         ----------------------------------
                                    Name:  Frederick Berretta
                                    Title: Managing Director


cc:      Mr. John R. Barlow
         Ryan C. Larrenaga, Esq.
         John M. Loder, Esq.
         James E. Thomas, Esq.
         Paula M. Ingram, Esq.